Exhibit 99.2

Cardiff Lexington Corp (CDIX) files 8-k/a REQUIRED FINANCIALS FOR Platinum Tax Defenders, LLC.

On July 18, 2018, Cardiff Lexington Corporation (OTCQB:CDIX) and Platinum Tax Defenders (Private: “Platinum Tax Defenders”) announced signing a definitive merger agreement under which Platinum Tax Defenders will merge into Cardiff Lexington as its wholly owned subsidiary. The merger was completed effected August 6, 2018. Per the required 75-day period following the closing, audited financials have been filed today in a Form 8-K/A dated October 18, 2018. Platinum Tax Defenders, LLC audited financial statements as of December 31, 2017 and 2016 (Audited) and June 30, 2018 and 2017 (Unaudited).

DaszkalBolton, a member of AGN International, completed the required audit of Cardiff Lexington’s lastest acquisition Platinum Tax Defenders. The DaszkalBolton audit reports 2017 Annual Net Income of $378,717 which was an increase of over 300% over 2016. Unaudited results for the first six months of 2018 further report a year to date increase of Income of $199,382 up significantly from the ($62,566) loss over the same prior period in 2017. “Platinum Tax Defenders represents the type of proven, profitable, growing acquisitions providing the foundation for Cardiff Lexington’s. Alex H. Cunningham, Cardiff Lexington CEO state’s “We are very pleased with their post-acquisition performance and positioning for expansion in 2019.”

Platinum Tax Defenders offers a wide variety of tax-resolution services for individuals and business owners that are dealing with back taxes or are having issues paying off their current year tax bill. Taxes are simply a part of life, and must be paid; many people and businesses of all backgrounds and financial classes have issues where a professional tax resolution company such a Platinum Tax Defenders can offer comfort, affordable assistance, and resolution. This merger provides Cardiff Lexington entry into the ever-growing tax resolution industry.

About Cardiff Lexington Corporation: Cardiff Lexington is a public holding company, much like a cooperative, leveraging proven management in private companies that become subsidiaries. Our focus is not industry or geographic-specific, but rather proven management, market, and margin. Cardiff Lexington targets acquisitions of mature, high growth, niche companies. Cardiff Lexington's strategy identifies and empowers select income-producing middle market private businesses, technology companies and commercial real estate properties. Cardiff Lexington provides these companies both 1) the enhanced ability to raise money for operations or expansion, and 2) an equity exit and liquidity strategy for the owner, heirs, and/or Investors. For investors, Cardiff Lexington provides a diversified lower risk to protect and safely enhance their investment by continually adding assets and holdings. Cardiff Lexington is led by strong and talented team of executives and advisors providing expert acquisition, market guidance and added value for subsidiaries and investors.

FORWARD LOOKING STATEMENT: This news release contains forward looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the Company's current views with respect to future events that involve risks and uncertainties. These risks include the failure to meet schedule or performance requirements of the Company's contracts, the Company's liquidity position, the Company's ability to obtain new contracts, the emergence of competitors with greater financial resources, and the impact of competitive pricing. In the light of these uncertainties the forward-looking events referred to in this release might not occur.

Contact:
Investor Relations

844-628-2100 ext. 705

investorrelations@cardifflexington.com